Exhibit 99.1

NEWS RELEASE

CONTACT: CONMED Corporation Robert Shallish Chief Financial Officer 315-624-3206 Financial Dynamics Investors: Julie Huang/Theresa Kelleher Media: Sean Leous 212-850-5600

FOR RELEASE: 7:00 AM Eastern, October 12, 2005

CONMEDCORPORATION COMMENTS ON EXPECTED THIRD QUARTER 2005 RESULTS
– Sales Increase Led by Endoscopic Technologies, acquired in 2004 –
– International Sales Continued to be Robust –
– Domestic Sales Growth Slower Than Expected –
– Rising Raw Material Costs Continue to Impact Margins –

Utica, New York, October 12, 2005 ----- CONMED Corporation (Nasdaq: CNMD) today announced that sales for the third quarter of 2005 are expected to be approximately $150 million, an increase of 13% over the third quarter of 2004. This is below the Company’s previously announced third quarter estimate of $153-$156 million. As a consequence, management believes that the third quarter Non-GAAP net income and diluted earnings per share, which exclude previously disclosed transition charges for the Endoscopic Technologies acquisition, will approximate $9.3 - $9.6 million and $0.31 - $0.32, respectively. GAAP net income and diluted earnings per share are expected to be $7.5 - $7.7 million and $0.25 - $0.26, respectively. The Company anticipates release of final third quarter results on October 25, 2005.

“While the third quarter sales tend to be our weakest due to the seasonal nature of elective surgeries, our reports from the field suggest that this quarter was especially weak. We are aware of anecdotal information that elective surgeries in many geographic regions of the United States have been less in the summer of 2005 than the previous summer. Further, sales of capital equipment have been slowed as hospital customers appear to be taking longer to conclude the buying process. Outside the United States, we are pleased with our continued international momentum,” said Joseph J. Corasanti, President and Chief Operating Officer.

The Company’s overall sales increase for the quarter ending September 30, 2005 is primarily due to the effects of the Endoscopic Technologies acquisition completed in 2004. Excluding the sales derived from the acquisition, single-use product sales in the United States generally had flat growth, while certain capital products such as video systems experienced a decline compared to the third quarter of 2004 due

CONMED News Release Continued	Page 2 of 3	October 12, 2005

to a difficult comparison with a particularly strong quarter in the prior year. While year-to-date sales growth for the Arthroscopy and Powered Surgical Instruments product lines of 5.9% and 5.0% approached the Company’s internal growth targets, sales in these product lines were flat in the third quarter of 2005 as compared to 2004. Sales of products outside of the United States generally met the Company’s expectations with organic growth of 11% (excluding the effects of the Endoscopic Technologies acquisition and foreign currency exchange changes) over the third quarter of 2004.

The Company’s net sales (in thousands) for the quarter and nine-months ending September 30, 2005 are estimated as follows:

	Three Months Ended			Nine Months Ended
	September		Growth	September		Growth
	2004	2005		2004	2005

Arthroscopy	$50,800	$50,200	-1.2%	$150,100	$159,000	5.9%

Powered Surgical Instruments	30,200	30,500	1.0%	95,100	99,900	5.0%

Electrosurgery	21,200	22,400	5.7%	62,000	65,900	6.3%

Endosurgery	11,400	12,900	13.2%	34,900	38,100	9.2%

Patient Care	18,700	18,800	0.5%	55,100	56,800	3.1%

	132,300	134,800	1.9%	397,200	419,700	5.7%

Endoscopic Technologies	-	15,200		-	44,500

	$132,300	$150,000	13.4%	$397,200	$464,200	16.9%

From a cost standpoint, CONMED continues to experience significant rising raw material pricing on petroleum based plastics and increased distribution costs. This has caused the profit margin to decline on many of our products. Also, legal expense related to the Company’s antitrust lawsuit against a competitor is increasing.

The Company anticipates that slower growing surgical procedure trends and the longer closing process for capital equipment experienced in the third quarter of 2005 will continue throughout the remainder of the year. Therefore, management projects limited fourth quarter domestic sales growth coupled with solid international sales improvement of approximately 11%. This growth mix, as well as higher petroleum based plastic raw materials and litigation costs, are expected to result in estimated sales of $163 - $166 million and Non-GAAP diluted earnings per share of $0.36- $0.40.

CONMED News Release Continued	Page 3 of 3	October 12, 2005

Looking ahead to 2006, CONMED believes that a number of factors will have a positive effect on the Company’s growth rate, including the anticipated new product pipe-line, improved sales-force performance, and return to normal elective procedure rates. The Company expects that with these underlying factors, CONMED will achieve top-line organic growth of approximately 6% for 2006 over 2005, an improvement from the expected 4% organic growth in 2005. It is the Company’s intention to provide net income and earnings per share guidance for 2006 in the near future once raw material costs and litigation expenses associated with our antitrust lawsuit against a competitor are better known for the next year.

Mr. Corasanti concluded, “While we are disappointed that our anticipated results for 2005 do not meet our original expectations, we have accomplished much in the last nine months and remain optimistic about our business prospects in 2006. With respect to the Endoscopic Technologies product line, we are well on our way to completing the manufacturing transition. We remain pleased with our ability to reduce our debt levels continuously with cash generated each quarter. Lastly, we believe that the number of recently released products and the additional products scheduled to be released in the coming months will help fuel our future growth.”

CONMED expects that the final results for the third quarter of 2005 will be made available on Tuesday, October 25, 2005 before the market opens. It will also broadcast a conference call to further discuss the results and projections live over the Internet on the same date at 10:00 a.m. Eastern Time. This broadcast can be accessed from CONMED’s web site at www.conmed.com. Replays of the call will be made available through November 1, 2005.

CONMED Profile

CONMED is a medical technology company with an emphasis on surgical devices and equipment for minimally invasive procedures and monitoring. The Company’s products serve the clinical areas of arthroscopy, powered surgical instruments, electrosurgery, cardiac monitoring disposables, endosurgery and endoscopic technologies. They are used by surgeons and physicians in a variety of specialties including orthopedics, general surgery, gynecology, neurosurgery, and gastroenterology. Headquartered in Utica, New York, the Company’s 3,100 employees distribute its products worldwide from eleven manufacturing locations.

Forward Looking Information
This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results, performance or trends, including the above mentioned anticipated revenues and earnings, to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above, to prove to be correct; (ii) the risks relating to forward-looking statements discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004; (iii) cyclical purchasing patterns from customers, end-users and dealers; (iv) timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; (vi) the possibility that any acquisition (and its integration) or other transaction may require the Company to reconsider its financial assumptions and goals/targets; (vii) increasing costs for raw material and transportation; and/or (viii) the Company’s ability to devise and execute strategies to respond to market conditions.

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